Exhibit 99.6

GILEAD SCIENCES, INC.

STOCK OPTION ASSUMPTION AGREEMENT

STOCK OPTION ASSUMPTION AGREEMENT made as of the          day of April 2009 by and between Gilead Sciences, Inc., a corporation formed under the laws of Delaware (“Gilead”) and                      (“Optionee”).

WHEREAS, Optionee holds one or more outstanding options to purchase shares of the common stock of CV Therapeutics, Inc., a Delaware corporation (“CVT”), which were granted to Optionee under one or more of the following plans (each a “Plan” and, collectively, the “Plans”) and which are each evidenced by a notice of grant of stock options and accompanying stock option terms and conditions agreement (collectively, the “Option Agreement”): the 1994 Equity Incentive Plan, as amended and restated; Amended and Restated 2000 Equity Incentive Plan; 2000 Nonstatutory Incentive Plan, as amended; and 2004 Employment Commencement Incentive Plan.

WHEREAS, Gilead acquired CVT pursuant to an Agreement and Plan of Merger, dated as of March 12, 2009, by and among Gilead, CVT and Apex Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Gilead (“Merger Sub”), whereby Merger Sub conducted a cash tender offer (the “Tender Offer”) to purchase all of the outstanding shares of CVT common stock (“CVT Stock”) at a purchase price of $20.00 per share, net to the holder of such share in cash (such dollar amount, the “Offer Price”). Following completion of the Tender Offer in which more than fifty percent (50%) of the CVT Stock was acquired, Merger Sub merged with and into CVT, and the shares of CVT Stock not purchased in the Tender Offer were converted into the right to receive the Offer Price in cash.

WHEREAS, the provisions of the Merger Agreement required Gilead to assume the obligations of CVT under each option outstanding under the Plans immediately prior to the consummation of the Merger (the “Effective Time”) with an exercise price per share not greater than $41.00 and to issue to the holder of each such outstanding option an agreement evidencing the assumption of such option by Gilead.

WHEREAS, the applicable conversion ratio (the “Conversion Ratio”) in effect for the assumption of the outstanding options under the Plans, as determined in accordance with the formula provisions of the Merger Agreement, is 0.4325 ($20.00 per share of CVT Stock divided by $46.24, the average closing price of Gilead common stock for the five consecutive trading days immediately preceding the Effective Time).

WHEREAS, Gilead’s assumption of Optionee’s outstanding options under the Plan became effective immediately upon the Effective Time, and the purpose of this Agreement is to reflect certain adjustments to Optionee’s outstanding options which have become necessary by reason of such assumption.

NOW, THEREFORE, it is hereby agreed as follows:

1. The number of shares of CVT Stock subject to the options held by Optionee immediately prior to the Effective Time (the “CVT Options”), the Plan under which each such option was granted and the exercise price payable per share of CVT Stock are set forth on the statement attached hereto. Gilead hereby assumes, as of the Effective Time, all the duties and obligations of CVT under each of the CVT Options. In connection with such assumption, the number of shares of Gilead common stock (“Gilead Stock”) purchasable under each assumed CVT Option and the exercise price payable thereunder are hereby adjusted to reflect the Conversion Ratio. Accordingly, the number of shares of Gilead Stock subject to each assumed CVT Option and the adjusted exercise price payable per share of Gilead Stock under the assumed CVT Option shall be as specified for that option on the attached statement.

2. The following provisions shall govern each CVT Option assumed by Gilead:

(a) Unless the context otherwise requires, all references in each Option Agreement and, if applicable, in the Plan (as incorporated into such Option Agreement): (i) to the “Company” shall mean Gilead, (ii) to “Share” shall mean a share of Gilead common stock, (iii) to “Common Stock” shall mean the common stock of Gilead, (iv) to the “Board” shall mean the Board of Directors of Gilead, and (v) to the “Committee” or the “Compensation Committee” shall mean the Compensation Committee of the Gilead Board of Directors.

(b) The grant date and the expiration date of each assumed CVT Option and all other provisions which govern either the exercise or the termination of the assumed CVT Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Option Agreement shall accordingly govern and control Optionee’s rights under this Agreement to purchase Gilead Stock.

(c) Pursuant to the terms of the Plans, each CVT Option assumed by Gilead vested and became exercisable on an accelerated basis upon the consummation of the Tender Offer and may be exercised for any or all of the shares subject to that assumed CVT Option as fully-vested Gilead Stock at any time prior to the expiration or sooner termination of that option.

(d) For purposes of applying any and all provisions of the Option Agreement and/or the Plan relating to Optionee’s continuous service with CVT, Optionee shall be deemed to remain in such continuous service for so long as Optionee renders services as an employee or consultant to Gilead or any present or future majority-owned Gilead subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed CVT Options upon Optionee’s cessation of continuous service with CVT shall hereafter be applied on the basis of Optionee’s cessation of continuous service as an employee or consultant with Gilead and its majority-owned subsidiaries, and each assumed CVT Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of continuous service as an employee or consultant with Gilead and its majority-owned subsidiaries.

(e) The adjusted exercise price payable for the Gilead Stock subject to each assumed CVT Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option.

(f) In order to exercise each assumed CVT Option, Optionee must execute and deliver to Gilead a notice of exercise in which the number of shares of Gilead Stock to be purchased thereunder must be indicated or comply with such other procedures as may be established for notifying Gilead, either directly or through an on-line internet transaction with a brokerage firm authorized by Gilead to effect such option exercises, of the exercise of the assumed CVT Option. Copies of the notice of exercise may be obtained from Gilead’s intranet at http:\\apollo\Administrate\AllGileadForms\StockOptionForms.

(g) The exercise of each assumed CVT Option shall be subject to (i) Optionee’s execution and delivery of this Stock Option Assumption Agreement to Gilead and (ii) the collection of all applicable income and employment taxes. Please sign and return this Assumption Agreement to Gilead, Attention: Stock Administration, 333 Lakeside Drive, Foster City, CA 94404 or via fax to 650-522-5845.

3. Except to the extent specifically modified by this Stock Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

IN WITNESS WHEREOF, Gilead has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the          day of April, 2009.

GILEAD SCIENCES, INC.

By:

Title:

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her CVT Options hereby assumed by Gilead are as set forth in the Option Agreement, the Plan (as applicable) and such Stock Option Assumption Agreement.

_________________, OPTIONEE

DATED:                                         , 2009

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